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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Joint Registration Statement on Form S-3 (File No. 333-29671 and 333-29671-01) of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company of our report dated January 23, 1997 (except for Note 8, as to which the date is September 30, 1997) with respect to the Consolidated Financial Statements of GAH-II, L.P. for the years ended December 31, 1996 and 1995, which is included in the Joint Current Report on Form 8-K/A No. 1 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company, dated September 30, 1997, as amended.


                                                           /s/ ERNST & YOUNG LLP


Dallas, Texas
October 22, 1997